EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
of WaferGen Bio-systems, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of WaferGen Bio-systems, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 14, 2014, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013. Our report dated March 14, 2014 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SingerLewak LLP

San Jose, CA
December 2, 2014